Exhibit 21.1
WebMD Health Corp.
The following table lists the direct and indirect subsidiaries of WebMD Health Corp.

Name	Jurisdiction of Incorporation or Organization
WebMD, Inc.	Georgia
Healthshare Technology, Inc.	Delaware
HW Japan, Inc.	Delaware
OnHealth Network Company	Washington
BabyData.com, Inc.	Delaware
Demand Management, Inc.	Colorado
Health Decisions, Inc.	Delaware
Health Decisions International, LLC	Colorado
The Ornish Health Program, Inc.	California
MMM Acquisition Company	Delaware
Medscape Portals, Inc.	Delaware
Medscape LLC	Delaware
Healtheon/WebMD Cable Corporation	Delaware
Healtheon/WebMD Internet Corporation	Delaware
WebMD Domain Corp.	Delaware
Telemedics, Inc.	Georgia
Endeavor Technologies, Inc.	Georgia
Physicians Telephone Directory, Inc.	Connecticut
National Physicians DataSource, LLC	Connecticut
MDhub, LLC	Connecticut
WellMed, Inc.	Delaware
OW Corp.	Delaware
Boca Subsidiary Corp.	Delaware
RxList, Inc.	Delaware
RxList LLC	California
MedicineNet, Inc.	California

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